INDEPEPENDENT AUDITORS' CONSENT



To the Board of Directors and Stockholders
Westower Holdings Ltd. and Subsidiaries

We consent to the use in this Amemdment No. 1 to Registration Statement of Westower Corporation on Form SB-2 of our report dated July 21, 1997, appearing in the Prospectus, which is part of this Registration Statement, and to the references to us under the headings "Experts" in such Prospectus.



/s/ MOSS ADAMS LLP

MOSS ADAMS LLP

Bellingham, Washington
September 17, 1997


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